Exhibit 99.1

Progenics Elects Directors to Serve as Co-Chairmen of the Board

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Oct. 25, 2004--Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced that the Board of Directors has elected current directors Kurt W. Briner and Paul F. Jacobson each to serve as non-executive Co-Chairman of the Board. They assume the chairmanship from Progenics' founder, Paul J. Maddon, M.D., Ph.D., who maintains his positions as Chief Executive Officer, Chief Science Officer, and a Company director.
    "As Progenics moves closer to filing its first New Drug Application and commercializing its first product, it will be important that we fully utilize the industry experience available to us from our Board of Directors," said Dr. Maddon. "Therefore, I was pleased to nominate Kurt Briner and Paul Jacobson to be Co-Chairmen of the Board to provide additional assistance in making the transition from a biopharmaceutical development firm to a commercial company with product revenues. In addition, electing Kurt and Paul as Co-Chairmen allows us to further embrace best practices by having an independent non-executive chairmanship. We are grateful that these two experienced directors are willing to undertake the additional responsibilities of acting as Co-Chairmen. Kurt and Paul possess complementary talents in pharmaceutical commercialization and finance that we expect will be vital to our future success. I look forward to working with both of them in their new roles."
    "The Board is truly grateful to Dr. Paul Maddon for his 16 years of dedicated service as Progenics' Chairman," said Mark F. Dalton, President of Tudor Investment Corporation, Progenics Director, and Chairman of Progenics' Compensation Committee. "Since he founded Progenics in 1988, Paul has displayed remarkable leadership and vision in formulating and executing the overall business and scientific strategies of the Company. He has established an extraordinary record of professional achievement as a Chief Executive Officer and an innovative Chief Science Officer."
    Kurt W. Briner, age 60, has over 30 years of experience in the pharmaceutical industry. He is the retired President and Chief Executive Officer of Sanofi Pharma S.A., Paris, a position he held from 1988 until his retirement in 2000. During his tenure, Sanofi developed into a global pharmaceutical company, firmly established in all major pharmaceutical markets, in addition to a strong position in emerging markets. He is also board member of Novo Nordisk Danmark, CBax SA, Galenica S.A., OM Pharma, and a member of the Supervisory Board of Altana Pharma GmbH. He has been Chairman of the European Federation of Pharmaceutical Industries and Associations, Brussels. Mr. Briner has been a Progenics board member since 1998 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.
    Paul F. Jacobson, age 50, is one of Progenics' founding investors and a retired partner of Goldman, Sachs & Co. He has been the Chief Executive Officer of Diversified Natural Products Co., a privately held industrial biotechnology company. Previously, he was Managing Director and head of North American Fixed Income at Deutsche Bank. Mr. Jacobson was President of Jacobson Capital Partners. He has served on the Board since 1988, and is also Chairman of Progenics' Audit Committee. Mr. Jacobson received a B.A. from Vanderbilt University and an M.B.A. from Washington University.

    Company Profile

    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has five product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. MNTX is also being studied for the treatment of post-operative ileus and relief of opioid-induced constipation in patients with chronic pain. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV coreceptor CCR5 (in phase 1 studies). In addition, the Company is conducting research on ProVax, a novel prophylactic HIV vaccine. The Company, in collaboration with Cytogen Corporation, is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of October 25, 2004. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence or proceed as planned, the risks and uncertainties associated with dependence upon the actions of our corporate, academic and other collaborators and of government regulatory agencies, the risk that our licenses to intellectual property may be terminated because of our failure to have satisfied performance milestones, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the risk that we may not be able to manufacture commercial quantities of our products, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004 and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of its programs will result in a commercial product.

    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus, it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:
    Additional information on Progenics is available at http://www.progenics.com

    CONTACT: Progenics Pharmaceuticals, Inc.
             VP, Investor Relations and Corporate Communications
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com